Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

July 31, 2008

INVESTOR RELATIONS EARNINGS RELEASE

SECOND QUARTER 2008 EARNINGS

•                  GAAP (generally accepted accounting principles) earnings were $106 million, or $0.24 per diluted share, compared with $69 million, or $0.16 per diluted share, in 2007.

•                  Ongoing diluted earnings per share were $0.24, compared with $0.27 per share in 2007.

•                  Xcel Energy reaffirms 2008 earnings from continuing operations guidance of $1.45 to $1.55 diluted earnings per share.

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) today reported second quarter 2008 GAAP earnings of $106 million, or $0.24 per diluted share, compared with $69 million, or $0.16 per diluted share, in 2007. Ongoing earnings, adjusted for certain non-recurring items, were $0.24 per diluted share, compared with $0.27 in 2007.

Ongoing earnings for the second quarter of 2008 were lower than last year largely due to lower electric margins and higher operating and maintenance expenses.  Lower electric margins were largely due to cooler temperatures in 2008.

GAAP earnings for second quarter 2008 earnings were higher than last year, primarily due to a second quarter 2007 charge associated with the resolution of a COLI dispute with the Internal Revenue Service (IRS).

“Our year-to-date ongoing earnings are 5 cents per share ahead of last year and we are on track to deliver earnings from continuing operations within our  guidance range of $1.45 to $1.55 per share”, said Richard C. Kelly, chairman, president and chief executive officer.

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings-Note 6)

During 2007, Xcel Energy resolved a dispute with the IRS regarding its Corporate Owned Life Insurance (COLI) program.  Excluding the impact of the COLI program, Xcel Energy’s ongoing second quarter 2008 earnings were $104 million, or $0.24 per share, compared with second quarter 2007 ongoing earnings of $117 million or $0.27 per share.  The following table provides a reconciliation of GAAP earnings per share to ongoing earnings per share for 2008 and 2007.

	Three months ended June 30,		Six months ended June 30,
Diluted earnings (loss) per share	2008	2007	2008	2007
Ongoing earnings per share	$0.24	$0.27	$0.59	$0.54
PSR Investments Inc. (PSRI)/COLI IRS settlement	—	(0.11)	—	(0.10)
Earnings per share - continuing operations	0.24	0.16	0.59	0.44
Income from discontinued operations	—	—	—	0.01
GAAP earnings per share	$0.24	$0.16	$0.59	$0.45

At 11 a.m. CDT today, Xcel Energy will host a conference call to review second quarter financial results.  To participate in the call, please dial in five to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:

(800) 257-3401

International Dial-In:	(303) 262-2004

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 2 p.m. CDT on July 31 through 11:59 p.m. CDT on August 5.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11117039

Except for the historical statements contained in this release, the matters discussed herein, including our 2008 full year EPS guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2007.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of Dollars, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
(Thousands of Dollars, Except Per Share Data)	2008	2007	2008	2007
Operating revenues
Electric utility	$2,154,383	$1,919,695	$4,127,697	$3,735,498
Natural gas utility	443,613	330,868	1,477,740	1,258,290
Other	17,519	16,729	38,466	37,166
Total operating revenues	2,615,515	2,267,292	5,643,903	5,030,954

Operating expenses
Electric fuel and purchased power — utility	1,269,422	1,031,899	2,357,502	2,011,470
Cost of natural gas sold and transported — utility	319,800	219,574	1,142,927	960,356
Cost of sales — nonregulated and other	4,114	3,702	9,567	9,727
Other operating and maintenance expenses	456,781	427,283	917,802	879,214
Conservation and demand-side management program expenses	29,226	20,264	64,795	41,418
Depreciation and amortization	207,774	209,176	413,381	417,071
Taxes (other than income taxes)	68,562	66,237	147,975	144,413
Total operating expenses	2,355,679	1,978,135	5,053,949	4,463,669
Operating income	259,836	289,157	589,954	567,285

Interest and other income (expense), net	9,931	(648)	18,815	168
Allowance for funds used during construction - equity	14,939	8,695	29,159	16,271

Interest charges and financing costs
Interest charges — includes other financing costs of $5,141, $5,343, $10,132 and $11,594, respectively	133,723	125,672	265,894	252,975
Interest and penalties related to COLI settlement	—	41,211	—	41,211
Allowance for funds used during construction - debt	(9,596)	(8,442)	(19,123)	(15,648)
Total interest charges and financing costs	124,127	158,441	246,771	278,538

Income from continuing operations before income taxes	160,579	138,763	391,157	305,186
Income taxes	55,106	71,068	131,689	118,977
Income from continuing operations	105,473	67,695	259,468	186,209
Income (loss) from discontinued operations, net of tax	99	1,082	(778)	2,279
Net income	105,572	68,777	258,690	188,488
Dividend requirements on preferred stock	1,060	1,060	2,120	2,120
Earnings available to common shareholders	$104,512	$67,717	$256,570	$186,368

Weighted average common shares outstanding (thousands)
Basic	430,811	412,710	430,187	410,370
Diluted	435,868	432,861	435,360	432,471
Earnings per share — basic
Income from continuing operations	$0.24	$0.16	$0.60	$0.44
Income from discontinued operations	—	—	—	0.01
Earnings per share — basic	$0.24	$0.16	$0.60	$0.45
Earnings per share — diluted
Income from continuing operations	$0.24	$0.16	$0.59	$0.44
Income from discontinued operations	—	—	—	0.01
Earnings per share — diluted	$0.24	$0.16	$0.59	$0.45

Cash dividends declared per common share	$0.24	$0.23	$0.47	$0.45

 XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses:

	Three months ended June 30,		Six months ended June 30,
Diluted earnings (loss) per share	2008	2007	2008	2007
Regulated utility - continuing operations (Note 2)	$0.28	$0.30	$0.67	$0.61
Holding company and other costs	(0.04)	(0.03)	(0.08)	(0.07)
Earnings per share - ongoing operations	0.24	0.27	0.59	0.54
PSRI/COLI IRS settlement (Note 6)	—	(0.11)	—	(0.10)
Earnings per share - continuing operations	0.24	0.16	0.59	0.44
Income from discontinued operations	—	—	—	0.01
Total earnings per share	$0.24	$0.16	$0.59	$0.45

The following table summarizes significant components contributing to the changes in the second quarter of 2008 diluted earnings per share, compared with the same period in 2007, which are discussed in more detail later in this release.

	Three months ended June 30,	Six months ended June 30,
2007 GAAP earnings per share	0.16	0.45
Earnings per share — discontinued operations	—	(0.01)
2007 GAAP earnings per share-continuing operations	0.16	0.44

PSRI/COLI IRS settlement	0.11	0.10
2007 ongoing earnings per share	0.27	0.54

Components of change — 2008 vs. 2007
Higher natural gas margins	0.02	0.05
Higher allowance for funds used during construction - equity	0.01	0.02
Lower depreciation and amortization expense	—	0.01
Higher operating and maintenance expense	(0.04)	(0.06)
Higher (lower) base electric utility margins	(0.01)	0.06
Higher conservation and demand-side management program expenses	(0.01)	(0.03)
Higher financing costs	(0.01)	(0.01)
Other	0.01	0.01
2008 GAAP/ongoing earnings per share	$0.24	$0.59

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings —The following table summarizes the estimated impact of temperature variations on utility results, compared with sales under normal weather conditions.

	Three months ended June 30,			Six months ended June 30,
	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007
Retail electric	$(0.02)	$0.01	$(0.03)	$(0.01)	$0.01	$(0.02)
Firm natural gas	0.00	0.00	0.00	0.01	0.00	0.01
Total	$(0.02)	$0.01	$(0.03)	$0.00	$0.01	$(0.01)

Sales Growth — The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the three- and six-month periods ended June 30, 2008, compared with the same periods in 2007.

	Three months ended June 30,		Six months ended June 30, *
	Actual	Normalized	Actual	Normalized
Electric residential	(2.1)%	0.4%	0.2%	1.2%
Electric commercial and industrial	1.8	3.2	2.1	2.7
Total retail electric sales	0.8	2.5	1.5	2.3
Firm natural gas sales	7.1	(4.4)	3.4	0.1

*The year-to-date normalized sales growth amounts have been adjusted for leap day.

Base Electric Utility, Short-term Wholesale and Commodity Trading Margins — The following table details the revenues and margin for base electric utility, short-term wholesale and commodity trading activities that are included in continuing operations:

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Three months ended June 30, 2008
Electric utility revenues (excluding commodity trading)	$2,102	$52	$—	$2,154
Electric fuel and purchased power utility	(1,224)	(45)	—	(1,269)
Commodity trading revenues	—	—	41	41
Commodity trading expenses	—	—	(41)	(41)
Gross margin before operating expenses	$878	$7	$—	$885
Margin as a percentage of revenues	41.7%	13.5%	—%	40.3%

Three months ended June 30, 2007
Electric utility revenues (excluding commodity trading)	$1,864	$57	$—	$1,921
Electric fuel and purchased power-utility	(980)	(52)	—	(1,032)
Commodity trading revenues	—	—	76	76
Commodity trading expenses	—	—	(77)	(77)
Gross margin before operating expenses	$884	$5	$(1)	$888
Margin as a percentage of revenues	47.4%	8.8%	(1.3)%	44.5%

(Millions of dollars)	Base Electric Utility	Short-term Wholesale	Commodity Trading	Consolidated Total
Six months ended June 30, 2008
Electric utility revenues (excluding commodity trading)	$4,009	$116	$—	$4,125
Electric fuel and purchased power utility	(2,256)	(102)	—	(2,358)
Commodity trading revenues	—	—	67	67
Commodity trading expenses	—	—	(64)	(64)
Gross margin before operating expenses	$1,753	$14	$3	$1,770
Margin as a percentage of revenues	43.7%	12.1%	4.5%	42.2%

Six months ended June 30, 2007
Electric utility revenues (excluding commodity trading)	$3,616	$115	$—	$3,731
Electric fuel and purchased power-utility	(1,905)	(106)	—	(2,011)
Commodity trading revenues	—	—	153	153
Commodity trading expenses	—	—	(149)	(149)
Gross margin before operating expenses	$1,711	$9	$4	$1,724
Margin as a percentage of revenues	47.3%	7.8%	2.6%	44.4%

Note — The short-term wholesale and commodity trading results in the above table reflect the estimated impacts of the regulatory sharing of certain margins.

Base Electric Utility Margin

(Millions of dollars)	Three months ended June 30, 2008 vs. 2007	Six months ended June 30, 2008 vs. 2007
Sales growth (excluding weather impact)	$12	$22
Retail rate increases (Wisconsin and North Dakota interim)	9	19
Conservation and non-fuel riders	7	13
Metropolitan Emissions Reduction Project (MERP) rider	5	10
Estimated impact of weather	(19)	(16)
Retail customer sales mix	(13)	(10)
Purchased capacity costs	(7)	(5)
Increased margin due to leap year (weather normalized impact)	—	9
Total increase (decrease) in base electric utility margin	$(6)	$42

Natural Gas Utility Margins - The following table details the changes in natural gas utility revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three Months Ended June 30,		Six Months Ended June 30,
(Millions of dollars)	2008	2007	2008	2007

Natural gas utility revenues	$444	$331	$1,478	$1,258
Cost of natural gas sold and transported	(320)	(220)	(1,143)	(960)
Natural gas utility margin	$124	$111	$335	$298

The following table summarizes the components of the changes in natural gas margin for the three and six months ended June 30:

Natural Gas Margin

	Three months ended June 30,	Six months ended June 30,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Base rate changes – Colorado & Wisconsin	$7	$20
Estimated impact of weather	4	7
Service and facility fees revenues	2	5
Conservation revenue	1	3
Increased margin due to leap year (weather normalized impact)	—	1
Other	(1)	1
Total increase in natural gas margin	$13	$37

Other Operating and Maintenance Expenses — Other operating and maintenance expenses for the second quarter of 2008 increased by approximately $29 million, or 6.9 percent, compared with the same period in 2007.  Other operating and maintenance expenses for the first six months of 2008 increased $39 million, or 4.4 percent, compared with the same period in 2007.  For more information see the following table:

	Three months ended June 30,	Six months ended June 30,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Higher plant generation costs	$11	$19
Higher labor costs	10	12
Higher fleet costs	5	4
Higher (lower) employee benefit costs	4	(6)
Higher contract labor	3	6
Lower nuclear plant outage costs	(10)	(4)
Other, including consulting costs	6	8
Total increase in other operating and maintenance expenses	$29	$39

The higher plant generation costs were primarily attributable to normally scheduled and unplanned maintenance.  The increase in labor costs was attributable to annual wage increases, the insourcing of certain functions, and additional employees to support system growth.  Higher fleet costs were primarily due to an increase in fuel prices and maintenance costs.  The lower nuclear outage costs for the quarter are due to the timing of outages between the two periods.

Depreciation and amortization — Depreciation and amortization expense decreased by approximately $1 million, or 0.7 percent, for the second quarter of 2008, and $4 million, or 0.9 percent for the first six months of 2008, compared with the same periods in 2007.  The decrease is primarily due to the Minnesota Public Utilities Commission (MPUC) approval of Northern States Power Co. (NSP)-Minnesota’s remaining lives depreciation filing in the third quarter of 2007.  This decision was retroactive to the beginning of the year and reduced depreciation expense by approximately $31 million in the third quarter of 2007; however, it did not impact depreciation expense for the first two quarters of 2007.  This was partially offset by normal system expansion.

Conservation and Demand Side Management  (DSM) – Conservation and DSM expense increased  approximately $9 million, or 44.2 percent for the second quarter of 2008 and $23 million, or 56.4 percent, for the first six months of 2008, compared to the same periods in 2007.  The higher expense is attributable to the ongoing expansion of such programs and is designed, in part, to meet certain regulatory commitments.  Conservation and DSM program expenses are generally recovered through rates or rider mechanisms in Xcel Energy’s various jurisdictions.

Interest and other income, net — Interest and other income increased by $11 million for the second quarter of 2008, and $19 million for the first six months of 2008, compared with the same periods in 2007.  The increase is primarily the result of PSRI terminating the COLI program in 2007, which eliminated certain expenses.

Allowance for funds used during construction, equity and debt (AFDC) — AFDC increased by approximately $7 million for the second quarter of 2008, and $16 million for the first six months of 2008 when compared with the same periods in 2007.  The increase was due primarily to the construction of Comanche 3, which was partially offset by the current recovery from customers of the financing costs related to this construction through base rates, resulting in a lower recognition of AFDC.

Income taxes — Income taxes for continuing operations decreased by $16 million for the second quarter of 2008, compared with 2007.  The decrease in income tax expense was primarily due to $15.3 million of tax expense related to the COLI settlement in 2007. The effective tax rate for continuing operations was 34.3 percent for the second quarter of 2008, compared with 51.2 percent for the same period in 2007.  The higher effective tax rate for second quarter 2007 was primarily due to the COLI settlement in that quarter.  This was partially offset by an increase in the forecasted annual effective tax rate for 2008, which was largely a result of PSRI terminating the COLI program in 2007. Without these charges and benefits, the effective tax rate for the second quarters of 2008 and 2007 would have been 35.2 percent and 37.8 percent, respectively.

Income taxes for continuing operations increased by $13 million for the first six months of 2008, compared with 2007.  The increase in income tax expense was primarily due to an increase in pretax income in 2008 (excluding COLI), partially offset by $15.3 million of tax expense related to the COLI settlement in 2007. The effective tax rate for continuing operations was 33.7 percent for the first six months of 2008, compared with 39.0 percent for the same period in 2007.  The higher effective tax rate for the first six months of 2007 was primarily due to the COLI settlement.  This was partially offset by an increase in the forecasted annual effective tax rate for 2008, which was largely a result of PSRI terminating the COLI program in 2007. Without these charges and benefits, the effective tax rate for the first six months of 2008 and 2007 would have been 33.8 percent and 35.6 percent, respectively.

Note 3. Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at June 30, 2008:

(Billions of dollars)	Balance at June 30, 2008	Percentage of Total Capitalization
Current portion of long-term debt	$0.7	5%
Short-term debt	0.7	5
Long-term debt	7.1	47
Total debt	8.5	57

Preferred equity	0.1	1
Common equity	6.4	42
Total equity	6.5	43

Total capitalization	$15.0	100%

Xcel Energy generally expects to fund its operations and capital investments through internally generated funds and by periodically issuing short-term debt, long-term debt, common stock, preferred stock and hybrid securities.  Current debt financing plans include the following:

•                  Issuing between $500 million to $600 million of first mortgage bonds at Public Service Co. of Colorado (PSCo) in the second half of 2008.

•                  Issuing up to $250 million of first mortgage bonds at NSP-Wisconsin in the second half of 2008.

•                  Issuing up to $250 million unsecured bonds at Southwestern Public Service Company (SPS) in either late 2008 or early 2009.

These financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Note 4.  Rates and Regulation

NSP – Minnesota - North Dakota electric rate case - On Dec. 7, 2007, NSP-Minnesota filed with the North Dakota Public Service Commission (NDPSC), a request to increase electric rates by $20.5 million, which is an $18.2 million impact to NSP-Minnesota due to the transfer of certain costs and revenues between base rates and the fuel cost recovery mechanism.  The request is based on a common equity ratio of 51.77 percent, a return on equity (ROE) of 11.5 percent and a rate base of approximately $242 million.   Interim rates of $17.2 million were effective on Feb. 5, 2008.

NSP-Minnesota and the NDPSC staff reached a stipulation in which both parties recommended an ROE of 10.75 percent, with a sharing mechanism for earnings above 10.75 percent.  This stipulation is subject to approval by the NDPSC.  In June 2008, NSP-Minnesota filed rebuttal testimony and reduced its requested rate increase to $17.9 million, a net impact of $15.7 million to NSP-Minnesota, which reflects a 10.75 percent ROE and other adjustments.

The updated NDPSC staff recommended a base rate increase of $4.9 million, a net impact of $2.5 million to NSP-Minnesota. The staff recommendation included disallowance of costs associated with plant investments resulting from Minnesota environmental mandates, refund to customers of asset retirement obligation funds, changes to plant depreciation lives and the impact of the stipulated 10.75 percent ROE.  Briefs are expected to be filed on Aug. 22, 2008, with reply briefs expected to be due Sept. 12, 2008.  Final rates are expected to be effective in the fall of 2008.

Nuclear Refueling Outage Costs — In November 2007, NSP-Minnesota filed a request asking for a change in the recovery method for costs associated with refueling outages at its nuclear plants. The request seeks approval to amortize refueling outage costs over the period between refueling outages to better match revenue and expenses. This request, if approved, would reduce 2008 expenses for NSP-Minnesota jurisdiction by approximately $25 million due to deferral and amortization over an 18-month period versus expensed as incurred.  In March 2008, the Minnesota Office of Energy Security issued comments indicating it did not object to adoption of the proposal, subject to conditions.  The Minnesota Office of Attorney General filed comments opposing implementation of this change outside of a rate case.  MPUC action is pending.

In late 2007, NSP-Minnesota filed with both the NDPSC and the South Dakota Public Utilities Commission (SDPUC) a comparable request asking for a change in the recovery method for costs associated with refueling outages at its nuclear plants.  In February 2008, the NDPSC approved the request, indicating that appropriate cost recovery levels would be determined in the pending electric rate case.  The SDPUC has not acted on the petition.

SPS - New Mexico electric rate case - In July 2007, SPS filed with the New Mexico Public Regulation Commission (NMPRC) requesting a New Mexico retail electric general rate increase of $17.3 million annually, or 6.6 percent.  The rate filing is based on a 2006 test year adjusted for known and measurable changes and includes a requested ROE of 11.0 percent, an electric rate base of approximately $307.3 million and an equity ratio of 51.2 percent.

In March 2008, SPS filed rebuttal testimony reducing the rate increase request to $16.6 million, based on a 10.7 percent ROE.

On July 3, 2008, the hearing examiner recommended a  $12.6 million increase in electric rate revenue, including a 10.14 percent ROE.  In addition, the hearing examiner recommended the exclusion of approximately $3.5 million of historical demand-side management costs and a reduction in certain rate case preparation and power plant outage expenses.  SPS will file exceptions to the recommended decision before the NMPRC takes final action by Aug. 29, 2008.

SPS - Texas electric retail rate case - On June 12, 2008, SPS filed a rate case with Public Utility Commission of Texas (PUCT), seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent.  Base revenues are proposed to increase by $94.4 million, while fuel and purchased power revenue will decline by $33.1 million, primarily due to fuel savings from the Lea Power Partners LLC (LPP) purchase power agreement.

The rate filing is based on a 2007 test-year adjusted for known and measurable changes and includes a requested ROE of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent. In SPS’ last Texas rate case, the parties agreed that in its next rate case SPS could request annually interim rate relief of $18 million for costs associated with the LPP power purchase agreement. The interim rates are proposed to go into effect when the LPP power plant comes on line in 2008.

The following procedural schedule has been established:

•                  Intervenor direct testimony will be filed on Oct. 13, 2008;

•                  PUCT staff testimony will be filed on Oct. 21, 2008;

•                  PUCT staff and intervenors cross-rebuttal testimony will be filed on Oct. 28, 2008;

•                  SPS rebuttal testimony will be filed on Nov. 4, 2008;

•                  The hearing on the merits will begin on Nov. 12, 2008; and

•                  A decision is expected in early 2009.

SPS 2008 wholesale rate case - On March 31, 2008, SPS filed a wholesale power base rate case in the full-requirements customers’ base rates. SPS is seeking an annual revenue increase of $14.9 million or an overall 5.14 percent increase, based on 12.20 percent requested ROE.  A motion for dismissal and protest was filed by four New Mexico Cooperatives in April 2008.

On May 30, 2008, the Federal Energy Regulatory Commission (FERC) conditionally accepted and suspended the rates and establishing hearing and settlement procedures.  The FERC granted a one-day suspension of rates instead of 180 days.  The base rates, based on a 10.25 percent ROE and a 12-CP demand allocator, will become effective when the LPP project goes into commercial operations.

A FERC decision is expected later in 2008.

Note 5.  Xcel Energy Earnings Guidance

Xcel Energy’s 2008 diluted earnings per share and key assumptions are detailed in the following table.

2008 EPS Range
Utility operations	$1.61 - $1.71
Holding company financing costs and other	(0.16)
Xcel Energy earnings per share	$1.45 - $1.55

Key Assumptions for 2008:

•                  Normal weather patterns are experienced for the remainder of the year.

•                  Various riders, associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, are expected to increase revenue by approximately $55 million to $65 million over 2007 levels.

•                  Reasonable regulatory outcomes in the New Mexico electric rate case, North Dakota electric rate case, the PSCo and SPS FERC wholesale electric rate cases and interim rate recovery of capacity costs in the Texas electric rate case.

•                  No material incremental accruals related to the SPS regulatory proceedings.

•                  Weather-adjusted retail electric utility sales grow by approximately 1.8 percent to 2.2 percent.

•                  Weather-adjusted retail firm natural gas sales grow by approximately 0.0 percent to 1.0 percent.

•                  Short-term wholesale and commodity trading margins are within a range of $25 million to $35 million.

•                  Capacity costs at NSP-Minnesota and SPS are projected to increase approximately $35 million to $45 million over 2007 levels.  We expect regulatory recovery of approximately $8 million of the increase of capacity costs at SPS.  Capacity costs at PSCo are recovered under the purchased capacity cost adjustment.

•                  Utility operating and maintenance expenses increase between 2 percent and 3 percent.

•                  Depreciation expense is projected to increase approximately $55 million to $65 million over 2007 levels.

•                  Interest expense increases approximately $20 million to $25 million over 2007 levels.

•                  Allowance for funds used during construction-equity increases approximately $30 million to $40 million over 2007 levels.

•                  An effective tax rate for continuing operations of approximately 32 percent to 35 percent.

•                  Average common stock and equivalents for diluted earnings per share calculations of approximately 438 million shares.

Note 6.  Non-GAAP Reconciliation

The following table provides a reconciliation of GAAP earnings to ongoing earnings:

	Three months ended June 30,		Six months ended June 30,
(Thousand of dollars)	2008	2007	2008	2007
Ongoing earnings	103,922	117,338	259,261	230,876
PSRI/COLI IRS settlement	1,551	(49,643)	207	(44,667)
Total continuing operations	105,473	67,695	259,468	186,209
Discontinued operations	99	1,082	(778)	2,279
GAAP earnings	$105,572	$68,777	$258,690	$188,488

As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the board of directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended June 30,	2008	2007
Operating revenues:
Electric and natural gas utility and trading margins	$2,597,996	$2,250,563
Other	17,519	16,729
Total operating revenues	2,615,515	2,267,292

Income from continuing operations	105,473	67,695
Income from discontinued operations	99	1,082
Net income	105,572	68,777

Earnings available for common shareholders	104,512	67,717
Weighted average diluted common shares outstanding	435,868	432,861

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.28	$0.19
Holding company and other costs	(0.04)	(0.03)
Earnings per share — continuing operations	0.24	0.16

Discontinued operations	—	—

Total earnings per share	$0.24	$0.16

Six months ended June 30,	2008	2007
Operating revenues:
Electric and natural gas utility and trading margins	$5,605,437	$4,993,788
Other	38,466	37,166
Total operating revenues	5,643,903	5,030,954

Income from continuing operations	259,468	186,209
Income (loss) from discontinued operations	(778)	2,279
Net income	258,690	188,488

Earnings available for common shareholders	256,570	186,368
Weighted average diluted common shares outstanding	435,360	432,471

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.67	$0.51
Holding company and other costs	(0.08)	(0.07)
Earnings per share — continuing operations	0.59	0.44

Discontinued operations	—	0.01

Total earnings per share	$0.59	$0.45

Book value per share	$14.79	$14.27